EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
BARK, INC.

BARK, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is BARK, Inc. This Corporation was originally incorporated on July 8, 2020 under the name Northern Star Acquisition Corp.

SECOND: The Corporation’s Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 22, 2021 under the name The Original BARK Company (the “Restated Certificate”).

THIRD: The Restated Certificate is hereby amended by adding Article FOURTEENTH, to read in its entirety as follows:

FOURTEENTH: To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as an officer. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment, modification or repeal of this Article FOURTEENTH shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, an officer of the Corporation with respect to actions or omissions occurring prior to the time of such amendment, modification or repeal.

FOURTH: That, pursuant to resolution of the Corporation’s board of directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of this Certificate of Amendment.

FIFTH: This Certificate of Amendment was duly adopted by the directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

EXHIBIT 3.1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate to be signed by the authorized officer below on this 19th day of September, 2024.

By: /s/ Allison Koehler
Name:     Allison Koehler
Title:     Chief Legal Officer and Secretary
Signed: September 19, 2024